Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the Agreement) is entered into this 10th day of June, 2005, between FACTS Management Co., a Nebraska Corporation (“FACTS”), and Timothy A. Tewes (“EXECUTIVE”).
W I T N E S S E T H:
WHEREAS, the parties desire to enter into this Agreement in order to assure FACTS of the services of the Executive and to set forth the duties and compensation of the Executive on the terms and conditions set forth.
NOW, THEREFORE, in consideration of the mutual promises and covenants herein, the parties agree as follows:
1. Employment. FACTS agrees to employ Executive and Executive accepts such employment upon the terms set forth in this Agreement.
2. Term. The term of this Agreement shall be for a period of five (5) years, commencing upon the date of the execution of this Agreement. Upon the expiration of the initial five-year term, this Agreement shall be automatically renewed for successive one-year periods unless either party provides written notice to the other at least 30 days prior to the expiration of the current term of its/his intention not to renew, or unless terminated as provided herein.
3. Duties. Executive agrees to perform the duties of the position or office which the President/CEO or the Board of Directors of FACTS shall designate from time to time consistent with his position. Executive shall devote his full business time, attention, ability and energy to the business of FACTS; provided, however, that he may engage in activities which are incident to his personal investments which do not materially affect his ability to perform his duties hereunder.
4. Compensation.
a.
Base Salary. For the first year of this Agreement, the Executive shall receive an annual base salary of $250,000 per year, payable monthly, less applicable withholdings and other deductions as may be provided herein.

b.
Change of Base Salary. Any increases in Executive’s base salary shall be in the sole and absolute discretion of the President and CEO of FACTS; however, the compensation shall not be decreased during the term hereof.

c.	Discretionary Bonus. In addition, Executive may receive a performance bonus annually at the sole discretion of the President/CEO of FACTS.

5. Benefits. In addition to the base compensation, FACTS shall provide the following benefits to Executive:
a.	Health Insurance. Coverage under a group medical care plan and life and dental insurance benefits.

b.
Vacation. Executive will be entitled to paid vacation in accordance with the vacation policies of FACTS in effect for its officers from time to time. Vacation may be taken at such times reasonably acceptable to FACTS. In addition, Executive will be entitled to the paid holidays, sick leave and other paid leave set forth in the employer’s written policies.

c.	Benefit Plans. Executive shall be entitled to participate in FACTS’ 401 (k) Plan, if any, and other employee benefit plans in effect from time to time for its executives and employees.

d.	Car Allowance/Miscellaneous. Executive shall receive $1,000.00 per month during the term hereof to be used as a car allowance, country club dues and related expenses.

e.	Expenses. Executive will also receive reimbursement for other reasonable business expenses incurred in connection with performing his duties under this Agreement.
6. Termination. The employment of Executive may be terminated as follows:
a.
Death of Executive. The Executive’s employment shall automatically terminate upon his death. Upon such termination, the Executive’s estate shall receive an amount equal to his then-current base salary, payable through his date of death on a monthly basis. The base monthly salary may be continued for such period as the President and CEO in his sole discretion shall determine to be appropriate under the circumstances.

b.
Termination for Cause. If the Executive’s employment is terminated for cause, the Executive will receive his then-current base salary payable through the date of termination, and no other consideration, compensation or benefits shall be owed to the Executive or any beneficiary. Termination by the company for “cause” shall mean termination by the CEO/President or by a majority of the members of the Board of Directors of FACTS because of the Executive’s (i) being charged with a felony or conviction of a felony, (ii) malfeasance, misfeasance, nonfeasance, negligence or failure or refusal to perform his obligations under this Agreement, or (iii) because of the Executive’s material breach of any of the material covenants provided for in this Agreement and/or a material breach of the Non-Competition, Non-Solicitation and Confidentiality Agreement referred to in paragraph 7, below.

c.
Termination Without Cause. If the Executive’s employment is terminated by FACTS without cause, Executive shall receive and FACTS will continue to pay, his then-current base salary, payable through the remaining term of this Agreement, but in any event for no longer than three (3) years. The expiration of the term of this Agreement or any renewal or extended term shall constitute termination without cause for purposes of this Agreement, without any right to receive compensation following such expiration.

d.
Resignation. If the Executive voluntarily resigns, he shall receive an amount equal to his then-current base salary, payable through the date of termination, and no other or further consideration, compensation or benefits shall be owed by FACTS to the Executive or any beneficiary.

7. Non-Competition, Non-Solicitation and Confidentiality. The Non-Competition, Non-Solicitation and Confidentiality Agreements executed by the Executive and dated as of June 10, 2005, shall remain in full force and effect, and the Executive acknowledges the execution of the same, affirms the same, agrees he is bound by the provisions thereof and that a default under any such agreement shall constitute a default hereunder.
8. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered against receipt therefor or three days after being mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Timothy A. Tewes 3500 So. 84th Street Lincoln, NE 68506 Facsimile: (402)

If to FACTS:	FACTS Management Co. ATTN: David J. Byrnes 100 No. 56th Street, Suite 306 Lincoln, NE 68504 Facsimile: (402) 466-1136
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9. Miscellaneous.
a.
Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

b.
Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto including without limitation any and all prior Employment Agreements between FACTS and the Executive, which are hereby terminated.

c.
Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers of FACTS as may be specifically designated by its Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

d.
Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nebraska for agreements executed and performed in said state without regard to its conflict of laws principles.

e.
Non-Assignability. This Agreement is entered into in consideration of the personal qualities of the Executive and may not be, nor may any right or interest hereunder be, assigned by him without the prior written consent of Company.

f.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

g.	Benefit. This Agreement shall be binding upon and shall inure to the benefit of FACTS, its successors and assigns and Executive, his devisees, personal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

FACTS MANAGEMENT CO.

By	/s/ David J. Byrnes
David J. Byrnes President/CEO 100 No. 56th Street, Suite 306 Lincoln, NE 68504

EXECUTIVE:

/s/ Timothy Tewes

Timothy Tewes